Exhibit 99.1

Sollensys Corp Acquires Additional Data Center Location

New Facility Expands Sollensys Capacity and Redundancy

(PALM BAY, FL / April 13, 2022) Sollensys Corp (OTCQB: SOLS), one of the top cyber security companies specializing in ransomware recovery built on blockchain technology, today announced the acquisition of its new data center facility in Little Rock, Arkansas.

Sollensys purchased its primary facility last year in Palm Bay, Florida. The Palm Bay facility includes a 35,000 sq/ft facility on a 4-acre campus.

The new additional facility is a 5,044 sq/ft designed and used as a data center on approximately one acre of land.

The facility includes a Kohler back-up generator, raised flooring for the cooling of computer and electronic equipment, a high-speed fiber optic loop, a concrete vault, restricted access, and perimeter security monitoring.

The data center is part of an acquisition of multiple real estate holdings totaling approximately 3.3 million dollars.

“We are pleased to add this purpose-built data center as a new part of our growing network” said Don Beavers, CEO of Sollensys Corp “the ready to us additional capacity will provide an opportunity to expand our capabilities and provide better value to our clients.”

About Sollensys

Sollensys Corp is a math, science, technology, and engineering solutions company offering products that ensure its clients’ data integrity through collection, storage, and transmission. Our innovative flagship product is the Blockchain Archive Server, a turnkey, off-the-shelf, blockchain solution that works with virtually any hardware and software combinations currently used in commerce, without the need to replace or eliminate any part of the client’s data security that is being utilized. The Company recently introduced its second product offering-the Regional Service Center which offers small businesses the same state of the art technology previously available only to large or very well-funded companies.

For more information please visit: https://www.sollensys.com.

Cautionary Statement Regarding Forward-Looking Information

Certain information in this press release contains forward-looking statements. All statements other than statements of historical facts included herein are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). You should carefully consider these factors, risks and uncertainties described in, and other information contained in, the reports we file with or furnish to the SEC before making any investment decision with respect to our securities. Readers should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company is under no obligation (and expressly disclaim any such obligation) to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations:

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